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                                                                    EXHIBIT 12.1

 DEFICIENCY OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                           Nine Months
                                             ended
                                         September 30,                         Year Ended December 31,
                                         -------------     --------------------------------------------------------------------
                                            2003             2002           2001           2000           1999           1998
                                         -------------     -------        --------       --------       --------       --------
                                                                                  (in thousands)

Pre-tax loss before minority
interests in consolidated
subsidiaries and loss from equity
investees...........................     $(46,191)         $(115,524)    $(70,392)       $(1,844,284)      $(116,941)     $(11,461)
                                         ========          ==========    ========        ===========       =========      ========

Fixed Charges:
Interest expense, including
amortization of debt issuance
costs...............................        2,404              2,748       14,714             15,948             752           388

Assumed interest element in rent. ..        1,290              1,584        1,782              1,914             433            73
                                         --------          -----------   --------        ------------    -----------    ----------
     Total fixed charges............        3,694              4,334       16,496             17,862           1,185           461
                                         --------          -----------   --------        ------------    -----------    ----------

Preferred stock dividends and
accretion...........................        9,529             13,904          356
                                         --------          -----------   --------

Pre-tax loss before minority
interests in consolidated
subsidiaries, loss from equity
investees, fixed charges and
preferred stock dividends...........     $(32,968)         $ (97,288)    $(53,540)        $(1,826,422)     $(115,756)     $(11,000)
                                         ========          =========     ========         ===========      =========      ========

Deficiency of earnings to cover
combined fixed charges
and preferred stock dividends.......     $ 55,720          $ 129,428      $ 70,748         $ 1,844,284      $ 116,942      $ 11,461
                                         ========          =========     ========         ===========      =========      ========
